Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

BOARD OF DIRECTORS DECLARES $0.025 PER SHARE CASH DIVIDEND

Q2 2010 Financial Highlights

•                  Revenues increased 69.9% to $203.2 million from $119.6 million in Q2 2009

•                  Net income of $7.1 million, or $0.16 per diluted share, compared to Q2 2009 net income of $8.6 million, or $0.26 per diluted share

•                  $120.3 million in cash and short-term investments at June 30, 2010

Lake Forest, CA — August 9, 2010 — Primoris Services Corporation (NASDAQ GM: PRIM; PRIMW) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30, 2010.  Primoris’ results for the second quarter of 2010 included the results of James Construction Group (JCG), which was acquired on December 18, 2009, and Cravens Services, Inc., which was acquired on October 3, 2009.

The Company also announced that on August 6, 2010, its Board of Directors declared a $0.025 per share cash dividend to stockholders of record as of September 30, 2010, payable on or about October 15, 2010.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “The results for the past quarter demonstrate the benefits of being a diversified construction company, operating in different markets with an expanded geographical reach.  We experienced a significant decline in revenues in our West Construction Segment where our industrial group continued to feel the effects of the cancellation of two major projects in 2009, while the underground and parking structure businesses were impacted by the macro-economic slowdown.  However, as we head into the second half of the year, we have begun to see our underground business workload increase, especially in our Master Service Agreement work.  We also have announced the awards of two large traditional power plant projects this year for our West Construction Segment industrial group, and we expect to see revenue contributions from these projects beginning in the fourth quarter of this year. The new contracts have resulted in the rebound of our West Construction Segment backlog to more satisfactory levels from their lows in the third quarter of 2009. During the quarter, the East Construction Segment generated a strong financial performance, contributing to revenues, profits and backlog growth, and we expect this trend to continue for the rest of the year.

Company-wide, we have announced so far this year over $500 million in new, large-scale contracts involving heavy civil, underground, and power and energy-related projects.  These awards have driven our current total backlog to over $1 billion, a more than 15% increase over total backlog at June 30, 2010. While we believe that our end markets are showing signs of strengthening, a more pronounced improvement is not likely until 2011.  As we look ahead, we believe that our recent investment in WesPac Energy LLC will help broaden our exposure to a variety of pipeline, terminal, and energy-related infrastructure opportunities across North America.  The investment may result in additional project opportunities for us as early as the second half of 2011.  We continue to monitor our markets for growth opportunities, including potential acquisitions.  We are supported in these efforts by a solid financial position and a proven, experienced team of industry professionals.”

2010 SECOND QUARTER RESULTS OVERVIEW

Revenues for the second quarter ended June 30, 2010 were $203.2 million, an increase of $83.6 million, or 69.9% from the same period in 2009.  The increase in revenues was due primarily to the acquisitions in late 2009, which contributed $112.9 million in revenues for the 2010 second quarter.   Excluding the impact of the acquisitions, revenues for the 2010 second quarter declined by $29.3 million compared to the same period a year ago. The decline in revenues was across all business lines, but especially in pipeline and industrial projects in the West Construction segment, reflecting the slowdown in project awards in 2009.

Gross profit increased by $5.9 million, or 28.5%, for the 2010 second quarter from the same period one year ago, due primarily to a $12.8 million profit contribution from our acquisitions, as well as the successful close out of pipeline and industrial projects in the West Construction segment compared to the first quarter of 2009. Gross profit as a percent of revenues decreased to 13.1% from 17.3% in the 2009 second quarter, due primarily to lower utilization of equipment and manpower in the West Construction segment and to lower margins in the legacy companies of the East Construction segment.

SEGMENT RESULTS

Effective January 1, 2010 our reportable operating segments are:

•              East Construction Services — incorporates JCG’s construction business, located primarily in the southeastern United States, as well as businesses along the Gulf Coast region, including Cardinal Contractors, Inc., Cardinal Mechanical, and Cravens.

•              West Construction Services — includes construction performed in the western United States, primarily in California and Nevada, by ARB, ARB Structures, Inc., and Stellaris LLC.

•              Engineering — incorporates the results of Onquest, Inc. and Born Heaters Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended June 30,
	2010		2009
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue
	(Unaudited)
East Construction Services	$120,471	59.3%	$13,459	11.3%
West Construction Services	69,821	34.4%	92,788	77.6%
Engineering	12,895	6.3%	13,363	11.1%
Total	$203,187	100.0%	$119,610	100.0%

	For the six months ended June 30,
	2010		2009
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue
	(Unaudited)
East Construction Services	$224,707	59.4%	$28,198	11.6%
West Construction Services	129,708	34.3%	182,832	75.2%
Engineering	23,754	6.3%	32,130	13.2%
Total	$378,169	100.0%	$243,160	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended June 30,
	2010		2009
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue
	(Unaudited)
East Construction Services	$13,593	11.3%	$1,348	10.0%
West Construction Services	10,181	14.6%	18,128	19.5%
Engineering	2,862	22.2%	1,267	9.5%
Total	$26,636	13.1%	$20,743	17.3%

	For the six months ended June 30,
	2010		2009
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue
	(Unaudited)
East Construction Services	$23,214	10.3%	$3,058	10.8%
West Construction Services	22,392	17.3%	29,215	16.0%
Engineering	5,503	23.2%	2,976	9.3%
Total	$51,109	13.5%	$35,249	14.5%

East Construction Services: The $107.0 million increase in revenues was attributable to the 2009 addition of JCG and, to a lesser extent, Cravens, offset by a $5.9 million revenue decline primarily in water and wastewater projects.  The $12.2 million gross profit increase was due to the gross margin contribution from JCG compared to the second quarter of 2009.  Gross margin for the second quarter of 2010 included $1.1 million of intangible amortization expense related to the JCG acquisition.  Higher gross profit margin in the 2010 second quarter primarily reflected the increased margins associated with JCG projects compared to those  of the water and wastewater projects in 2009.

West Construction Services: The $23.0 million decline in revenues for the second quarter 2010 was primarily attributable to lower project revenues from power plant, oil and gas, and parking structure projects.  The $7.9 million decline in gross profit for the second quarter of 2010 was due primarily to the impact of significantly lower business volumes and the impact of profit of project close-outs of large power plant and pipeline projects in the second quarter of 2009.  The decline in gross profit margin was attributable to last year’s benefit from higher project close-out margins.

Engineering: Revenues decreased by $0.5 million from the second quarter of 2009, reflecting the benefit of the finalization of a large international project and several large domestic projects in 2009. Gross profit rose by $1.6 million, due to customer acceptance of a project in 2010 and lower profit margins in the 2009 period because of a reserve for  completed work.  The customer acceptance contributed toward an improved gross profit margin as a percent of revenues  to over 20% for the quarter.

Selling, general and administrative expenses (“SG&A”) increased by $7.7 million, or 94.3%, for the 2010 second quarter compared to the prior year period.  Approximately $6.0 million of the increase was attributable to the acquisitions of JCG and Cravens, with the balance of the increase attributable to higher professional fees, a decline in profit on sale of equipment and lower allocations of expenses to the cost of revenues reflecting the reduced West Construction segment operations.

Operating income for the 2010 second quarter was $10.8 million, or 5.3% of total revenues, compared to $12.6 million, or 10.5% of total revenues, for the same period last year.

Net other income for the second quarter of 2010 was $0.5 million compared to net other income of $1.4 million for the second quarter of 2009, due primarily to higher interest expense of $0.7 million on the subordinated debt associated with the JCG acquisition and to the expense of $0.3 million related to the change in fair value of the contingent acquisition earnout liabilities.

Income from continuing operations before provision for income taxes for the second quarter of 2010 was $11.3 million, or 5.5% of revenues, as compared to $14.0 million, or 11.7% of revenues, in the second quarter of 2009.

The provision for income taxes for the second quarter of 2010 was $4.2 million, for an effective tax rate of 37.1%, compared to $5.4 million, for an effective tax rate of 38.3%, in the prior year’s quarter.

Net income for the second quarter of 2010 was $7.1 million, or $0.16 per diluted share, compared to net income of $8.6 million, or $0.26 per diluted share, in the same period in 2009.  Fully diluted shares outstanding for the second quarter of 2010 increased by 38.3% to 45.4 million from 32.8 million in last year’s second quarter, due to the impact of 8.2 million shares issued for the JCG acquisition, 2.5 million shares issued as a final earn-out portion of the Rhapsody and Primoris merger, the conversion of 0.9 million warrants and the dilutive impact of the remaining 3.8 million warrants.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at June 30, 2010 reported cash and cash equivalents of $87.3 million, short-term investments of $33.0 million, working capital of $66.1 million, total debt and capital leases secured by equipment of $59.7 million, subordinated acquisition debt of $46.3 million and stockholders’ equity of $159.9 million.  Additionally, the balance sheet included a $9.9 million liability representing the estimated fair value for earn-out payments relating to the 2009 acquisitions.

BACKLOG

At June 30, 2010, total backlog was $872.8 million, an increase of $77.4 million, or 9.7%, from total backlog of $795.4 million at December 31, 2009.  Primoris expects that approximately $338.7 million, or 38.8%, of the total backlog at June 30, 2010, will be recognized as revenue during the remainder of 2010, with $210.5 million expected for the East Construction segment, $88.0 million for the West Construction segment, and $40.2 million for the Engineering segment.

Backlog should not be considered a comprehensive indicator of future revenues, as a portion of Primoris’ revenues are derived from projects that are not part of a backlog calculation and projects in backlog may be cancelled by our customers.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President, Chief Financial Officer will host a conference call today, August 9, 2010 at 11:30 am Eastern Time / 8:30 am Pacific Time to discuss the results.  Interested parties may participate in the call by dialing (866) 255-7436 (Domestic) or (706) 634-4739 (International). The conference call will also be broadcast live via the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Primoris, through various subsidiaries, is one of the largest specialty contractors and infrastructure companies in the United States.  Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. With the recent acquisition of James Construction Group, Primoris has a significant presence in the Gulf States region where it provides heavy civil construction services.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California. For additional information on Primoris, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission, including the Company’s Form 10-Q expected to be filed on August 9, 2010.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(949) 454-7121	(212) 836-9608
pmoerbeek@prim.com	dsullivan@equityny.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues	$203,187	$119,610	$378,169	$243,160
Cost of revenues	176,551	98,867	327,060	207,911
Gross profit	26,636	20,743	51,109	35,249
Selling, general and administrative expenses	15,823	8,143	29,269	15,559
Operating income	10,813	12,600	21,840	19,690
Other income (expense):
Income from non-consolidated entities	1,756	1,736	2,724	3,903
Foreign exchange gain (loss)	94	(26)	186	203
Other expense	(322)	—	(631)	—
Interest income	153	205	333	464
Interest expense	(1,220)	(539)	(2,527)	(1,065)
	461	1,376	85	3,505

Income from continuing operations, before provision for income taxes	11,274	13,976	21,925	23,195
Provision for taxes	(4,187)	(5,355)	(8,140)	(8,954)
Income from continuing operations	7,087	8,621	13,785	14,241
Loss on discontinued operations, net of income taxes	—	(41)	—	(21)
Net income	$7,087	$8,580	$13,785	$14,220

Earnings per share:
Basic:
Income from continuing operations	$0.16	$0.26	$0.36	$0.45
Income on discontinued operations	$—	$—	$—	$—
Net income	$0.16	$0.26	$0.36	$0.45

Diluted:
Income from continuing operations	$0.16	$0.26	$0.30	$0.44
Income on discontinued operations	$—	$—	$—	$—
Net income	$0.16	$0.26	$0.30	$0.44

Weighted average common shares outstanding
Basic	43,163	32,477	38,210	31,303
Diluted	45,407	32,835	45,451	32,477

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands, Except Share Amounts)

	June 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$87,283	$90,004
Short-term investments	33,000	30,058
Restricted cash	9,310	6,845
Accounts receivable, net	121,928	108,492
Costs and estimated earnings in excess of billings	22,091	11,378
Inventory	19,922	22,275
Deferred tax assets	5,630	5,630
Prepaid expenses and other current assets	12,375	5,501
Current assets from discontinued operations	—	5,304
Total current assets	311,539	285,487
Property and equipment, net	97,269	92,568
Investment in non-consolidated entities	3,133	5,599
Intangible assets, net	29,818	32,695
Goodwill	59,678	59,678
Total assets	$501,437	$476,027

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$64,392	$62,568
Billings in excess of costs and estimated earnings	117,572	114,035
Accrued expenses and other current liabilities	37,819	34,992
Distributions and dividends payable	1,107	2,987
Current portion of long-term debt	9,694	6,482
Current portion of capital leases	3,537	4,220
Current portion of subordinated debt	10,575	10,397
Current liabilities of discontinued operations	733	6,511
Total current liabilities	245,429	242,192
Long-term debt, net of current portion	39,922	26,368
Long-term capital leases, net of current portion	6,512	7,734
Long-term subordinated debt, net of current portion	35,758	43,853
Deferred tax liabilities	2,643	2,643
Contingent earnout liabilities	9,910	9,278
Other long-term liabilities	1,354	—
Total liabilities	341,528	332,068

Commitments and contingencies
Stockholders’ equity
Preferred stock-$.0001 par value, 1,000,000 shares authorized, 0 issued and outstanding at June 30, 2010 and 81,852.78 at December 31, 2009	—	—
Common stock-$.0001 par value, 90,000,000 shares authorized, 44,238,611 and 32,704,903 issued and outstanding at June 30,2010 and December 31,2009	4	3
Additional paid-in capital	105,348	100,644
Retained earnings	54,557	42,982
Accumulated other comprehensive income	—	330
Total stockholders’ equity	159,909	143,959
Total liabilities and stockholders’ equity	$501,437	$476,027